ENERJEX KANSAS, INC.

A wholly owned subsidiary of EnerJex Resources, Inc.

October 15, 2008

Euramerica Energy Inc.
c/o Antonio Beccari, President
Via Petronance, 13
25124 Brescia, Italy

Re:	Amendment to Amended and Restated Well Development Agreement and Option for “Gas City Property” dated August 10, 2007

Euramerica Energy Inc. (“Euramerica”) and EnerJex Kansas, Inc., formerly known as Midwest Energy, Inc. (“EnerJex”) originally entered into an Amended and Restated Well Development Agreement and Option for “Gas City Property,” dated as of August 10, 2007, which was amended by an Addendum No. 1 (“Addendum No. 1”), dated as of November 27, 2007, which was amended, extended and supplemented by a letter agreement dated September 15, 2008 (the “First Extension,” and collectively, the “Original Agreement”), describing the terms for proceeding with an exploration and development program for certain leases owned by EnerJex. This letter further amends the Original Agreement as specified below (as amended, the “Agreement”) (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement).

RECITALS

WHEREAS, Euramerica has elected to exercise its option to purchase the properties as set forth in Section 16 of the Agreement and has paid prior to the date hereof, $600,000.00, constituting a portion of the Purchase Price; and

WHEREAS, EnerJex and Euramerica desire to extend certain deadlines in the Original Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. As described in Section 16 of the Original Agreement, the Purchase Price shall be paid either in full or in four (4) equal quarterly installments. Euramerica has elected to make payments under the quarterly installment option. Section 16 is amended to provide that the third and fourth quarterly installment payments of the Purchase Price totaling $600,000.00 will become due on or before the close of business on January 15, 2009 with no grace period.

2. Section 18 of the Original Agreement shall be amended and restated in its entirety as follows: “Title to the Property will transfer, if ever, upon payment of the full Purchase Price and balance of the Two Million Dollar ($2,000,000) drilling commitment funds on or before the end of business on January 15, 2009.”

3. Section 20 of the Original Agreement is amended and restated in its entirety as follows: “Midwest and Euramerica will execute the Operating Agreement and they shall become effective, if ever, only upon payment of the full Purchase Price and balance of the Two Million Dollar ($2,000,000) drilling commitment funds on or before the close of business on January 15, 2008.

4. Section 23 of the Original Agreement is amended and restated in its entirety as follows: “If Euramerica fails to pay the installments required under Section 16 or fund the balance of the Two Million Dollar ($2,000,000) drilling commitment under Section 25, on or before the end of business on January 15, 2009, (a) all of Euramerica’s interest in the Property, the Euramerica Wells, and any other associated wells, properties or assets under the Original Agreement, shall be forfeited and revert to Midwest, (b) all of the Operating Agreements shall be rendered null and void, and (c) this Agreement shall terminate effective as of the close of business on January 15, 2009, without any grace period.”

5. Section 24 of the Original Agreement shall be deleted in its entirety.

6. As described in Section 25 of the Original Agreement, Euramerica agreed to pay EnerJex $2,000,000 on or before August 31, 2008. Section 25 is amended to provide that Euramerica agrees to pay EnerJex the balance of the $2,000,000 drilling commitment on or before the end of business on January 15, 2009.

7. Section 26 of the Original Agreement is amended and restated in its entirety as follows: “If Euramerica fails to pay the installment required under Section 16 or fund the balance of the $2,000,000 drilling commitment under Section 25 on or before the close of business on January 15, 2009, (a) all of Euramerica’s interest in the Property, the Euramerica Wells, and any other associated wells, properties or assets under the Original Agreement, shall be forfeited and revert to Midwest, (b) all of the Operating Agreements shall be rendered null and void, and (c) this Agreement shall terminate effective as of the close of business on January 15, 2009 without any grace period.”

8. Section 3(b) of Addendum No. 1 is amended and restated to read in its entirety as follows: “Midwest shall own 100% of the working interest in the oil zones associated with the two wells completed to those oil zones pursuant to Section 3(a) above and Euramerica shall not have any revenue or other interest or right in such oil zones.”

9. Section 3(d) of Addendum No. 1 is amended and restated to read in its entirety as follows: “As per the Original Agreement, Midwest owns the Wells (asset); however, if the Option is exercised and the full Purchase Price is paid and all of the Two Million ($2,000,000) development dollars, except for the oil zones described in Section 3(a) and 3(b) (including the Specht 1 and Specht 3 wells), working interest in the Wells will be transferred to Euramerica as per the Original Agreement, as amended.”

10. EnerJex may deduct from amounts received from the Development funds from Euramerica all amounts owed by Euramerica to EnerJex with respect to the Euramerica Wells or pursuant to the Original Agreement, prior to applying such funds to any development or other expenses to be incurred by EnerJex.

11. Prior to January 15, 2009, EnerJex may elect to shut-in and/or not further develop any Euramerica Well that EnerJex determines is not producing in paying quantities or is otherwise operating at a loss to the working interest owners.

12. The parties hereto agree that the definition of “Payout,” as such term will be used in the Assignment, Bill of Sale and Agreement and in Section 21 of the Original Agreement (notwithstanding the previously drafted language of proposed Addendum No. 2 of the Original Agreement), shall be determined based on drilling and completion costs on a well-by-well basis, rather than on the basis of global costs associated with the total project.

13. In the event of any conflict between the terms of the Original Agreements and this letter agreement, the terms of this letter agreement shall control and prevail.

14.  Euramerica hereby represents and warrants in favour of EnerJex that it has full legal and corporate capacity, authority and power, in terms of all contractual, corporate, statutory or regulatory rules, laws, or terms applicable to it, to enter into this letter agreement and to perform its obligations hereunder, and that this letter agreement is a legal, valid and binding obligation upon Euramerica, and is enforceable against it in accordance with its terms.

Please confirm your agreement to comply with the foregoing by signing in the space provided below.

ENERJEX KANSAS, INC.

By:	/s/ Steve Cochennet
Name:	Steve Cochennet
Title:	Chief Executive Officer

AGREED AND ACCEPTED, as of the 15th day of October, 2008.

EURAMERICA ENERGY, INC.

By: /s/ Antonio Beccari
Name: Antonio Beccari
Title: President